Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Partner

(310) 954-1105

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2015 SECOND

QUARTER RESULTS

•	Reports Second Quarter Earnings per Diluted Share of $0.12 (Including Proxy Contest Charges of $0.03 per Diluted Share)

•	Declares Quarterly Cash Dividend of $0.10 per Share

EL SEGUNDO, Calif., July 28, 2015 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2015 second quarter ended June 28, 2015.

For the fiscal 2015 second quarter, net sales increased to $240.4 million from net sales of $231.2 million for the second quarter of fiscal 2014. Same store sales increased 1.7% for the second quarter of fiscal 2015.

Gross profit for the fiscal 2015 second quarter was $77.3 million, compared to $75.6 million in the second quarter of the prior year. The Company’s gross profit margin was 32.1% in the fiscal 2015 second quarter versus 32.7% in the second quarter of the prior year, reflecting a decrease in merchandise margins of 17 basis points and an increase in distribution and store occupancy costs as a percentage of net sales.

Selling and administrative expense as a percentage of net sales was 30.2% in the fiscal 2015 second quarter versus 30.8% in the second quarter of last year. The Company leveraged selling and administrative costs for the quarter despite a $1.6 million increase in overall selling and administrative expense from the prior year. The overall increase was due primarily to higher employee labor expense reflecting an increased store count, as well as expenses of $1.1 million related to the Company’s publicly-disclosed proxy contest which was settled prior to its annual meeting of stockholders, partially offset by a decrease in advertising expense.

Net income for the second quarter of fiscal 2015 was $2.6 million, or $0.12 per diluted share, including $0.03 per diluted share of charges for expenses associated with the Company’s proxy contest, compared to net income for the second quarter of fiscal 2014 of $2.5 million, or $0.11 per diluted share, including a non-cash impairment charge of $0.02 per diluted share.

For the 26-week period ended June 28, 2015, net sales increased to $484.0 million from net sales of $462.4 million in the comparable period last year. Same store sales increased 2.8% in the first 26 weeks of fiscal 2015 versus the comparable period last year. Net income was $4.9 million, or $0.22 per diluted share, including $0.06 per diluted share of charges for a legal settlement and expenses associated with the Company’s proxy contest, for the first 26 weeks of fiscal 2015, compared to net income of $4.6 million, or $0.21 per diluted share, including $0.02 per diluted share of non-cash impairment charges, for the first half of fiscal 2014.

“We are pleased to deliver improved sales and earnings growth for the second quarter,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Despite cycling against the soccer-related business generated by last year’s men’s World Cup and facing the ongoing economic and recreational impact of the well-publicized drought in our core California markets, we were able to generate same store sales increases in each of our major product categories of apparel, footwear and hardgoods during the period. While these headwinds have continued to impact our third quarter, we remain encouraged by the strength we are experiencing across a number of product categories and we believe we have a strong promotional plan in place to generate positive same store sales for the period.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.10 per share, which will be paid on September 15, 2015 to stockholders of record as of September 1, 2015.

Share Repurchases

In the second quarter of fiscal 2015, the Company repurchased 20,200 shares of its common stock for a total expenditure of $0.3 million. For the year-to-date period through June 28, 2015, the Company repurchased 96,273 shares of its common stock for a total expenditure of $1.2 million. As of June 28, 2015, the Company had $5.9 million available for future share repurchases under its $20.0 million share repurchase program.

Guidance

For the fiscal 2015 third quarter, the Company expects same store sales to increase in the low single-digit range and earnings per diluted share to be in the range of $0.28 to $0.34.

Store Openings

During the second quarter of fiscal 2015, the Company opened three new stores and closed one store, ending the quarter with 439 stores in operation. During the fiscal 2015 third quarter, the Company currently anticipates opening one new store and closing one store. For the fiscal 2015 full year, the Company currently anticipates opening approximately eight to ten new stores and closing approximately six stores.

Conference Call Information

The Company will host a conference call and audio webcast today, July 28, 2015, at 2:00 p.m. Pacific (5:00 p.m. EDT), to discuss financial results for the second quarter of fiscal 2015. To access the conference call, participants in North America should dial (888) 503-8169 and international participants should dial (719) 325-2144. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through August 4, 2015 by calling (877) 870-5176 to access the playback; passcode is 3395905.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 439 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended June 28, 2015. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, continued or worsening weakness in the consumer spending environment and the U.S. financial and credit markets, fluctuations in consumer holiday spending patterns, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, disruption in product flow, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

# # #

FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	June 28, 2015	December 28, 2014
ASSETS
Current assets:
Cash	$6,790	$11,503
Accounts receivable, net of allowances of $49 and $110, respectively	11,838	15,680
Merchandise inventories, net	336,567	310,088
Prepaid expenses	5,910	9,358
Deferred income taxes	10,129	11,025

Total current assets	371,234	357,654

Property and equipment, net	81,680	78,440
Deferred income taxes	14,358	12,792
Other assets, net of accumulated amortization of $1,155 and $1,067, respectively	2,306	2,257
Goodwill	4,433	4,433

Total assets	$474,011	$455,576

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$116,182	$92,369
Accrued expenses	58,724	70,399
Current portion of capital lease obligations	1,614	1,197

Total current liabilities	176,520	163,965

Deferred rent, less current portion	20,718	20,736
Capital lease obligations, less current portion	2,979	1,155
Long-term debt	70,465	66,312
Other long-term liabilities	8,597	8,404

Total liabilities	279,279	260,572

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 24,548,824 and 24,445,345 shares, respectively; outstanding 22,187,664 and 22,180,458 shares, respectively	246	245
Additional paid-in capital	111,163	110,707
Retained earnings	112,985	112,521
Less: Treasury stock, at cost; 2,361,160 and 2,264,887 shares, respectively	(29,662)	(28,469)

Total stockholders’ equity	194,732	195,004

Total liabilities and stockholders’ equity	$474,011	$455,576

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended		26 Weeks Ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Net sales	$240,407	$231,150	$483,962	$462,413
Cost of sales	163,131	155,577	330,002	314,162

Gross profit	77,276	75,573	153,960	148,251
Selling and administrative expense (1) (2) (3)	72,653	71,146	145,115	140,050

Operating income	4,623	4,427	8,845	8,201
Interest expense	412	371	815	805

Income before income taxes	4,211	4,056	8,030	7,396
Income taxes	1,633	1,521	3,138	2,801

Net income (1) (2) (3)	$2,578	$2,535	$4,892	$4,595

Earnings per share:
Basic	$0.12	$0.12	$0.22	$0.21

Diluted (1) (2) (3)	$0.12	$0.11	$0.22	$0.21

Dividends per share	$0.10	$0.10	$0.20	$0.20

Weighted-average shares of common stock outstanding:
Basic	21,835	21,985	21,822	21,982

Diluted	21,965	22,113	22,012	22,198

(1)	In the second quarter and first half of fiscal 2015, the Company recorded pre-tax charges of $1.1 million and $1.6 million, respectively, related to a publicly-disclosed proxy contest. These charges reduced net income by $0.7 million, or $0.03 per diluted share, and $1.0 million, or $0.05 per diluted share, respectively.
(2)	In the first quarter of fiscal 2015, the Company recorded a pre-tax charge of $0.4 million related to a legal settlement. This charge reduced net income by $0.2 million, or $0.01 per diluted share.
(3)	In the second quarter of fiscal 2014, the Company recorded a pre-tax non-cash impairment charge of $0.8 million related to certain underperforming stores. This charge reduced net income by $0.5 million, or $0.02 per diluted share.